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                                DBT ONLINE, INC.

                Statements of Computation of Per Share Earnings
                  (Dollars in thousands except per share data)

                                                                        Nine Months Ended              Three Months Ended
                                                                   ---------------------------       -----------------------
                                                                     9-30-96          9-30-95         9-30-96       9-30-95
                                                                   ----------       ----------       ---------     ---------
                                                                                     (Note A)                       (Note A)
Net income (Loss)                                                        $451           ($930)            $384       ($1,567)
                                                                   ============================      =========================
 Earnings per share - primary                                           $0.06          ($0.12)           $0.05        ($0.20)
                                                                   ============================      =========================
 Earnings per share - fully diluted                                     $0.06          ($0.12)           $0.05        ($0.20)
                                                                   ============================      =========================
Average number of common and common equivalent shares:

  PRIMARY:
    Weighted average common shares outstanding                      7,697,120       7,693,474        7,700,727     7,693,474

    Dilutive effect of exercise of certain stock options              313,978        -----             313,978      -----
                                                                   ----------------------------      -------------------------
Average common shares - Primary                                     8,011,098       7,693,474        8,014,705     7,693,474
                                                                   ============================      =========================
  FULLY DILUTED:
    Weighted average common shares outstanding                      7,697,120       7,693,474        7,700,727     7,693,474

    Dilutive effect of exercise of certain stock options              313,978        -----             313,978      -----
                                                                   ----------------------------      -------------------------

Average common shares - Fully diluted                               8,011,098       7,693,474        8,014,705     7,693,474
                                                                   ============================      =========================



Note A.
   The calculations above, relating to the periods ended September 30, 1995, are presented on a proforma basis since the Company reorganized and merged with Database Technologies, Inc. on August 20, 1996. Consequently, the presentation is based on the number of the Company's common stock which would have been outstanding had the merger occurred at the beginning of the periods presented with no change in the number of shares outstanding occurring since that date.